EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2026, relating to the consolidated financial statements of Airship AI Holdings, Inc., which appears in the Annual Report on Form 10-K of Airship AI Holdings, Inc. for the year ended December 31, 2025.

/s/ BPM LLP

Santa Rosa, California

February 27, 2026